Exhibit 99.1

AVI Press and Investor Contact:

Julie Rathbun

Investor Relations

(541) 224-2575

Investorrelations@avibio.com

AVI BioPharma Appoints Drs. Christopher S. Henney and M. Kathleen Behrens to Its Board of Directors

PORTLAND, OR — March 31, 2009 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today announced the appointment of Christopher S. Henney, Ph.D., D. Sc. and M. Kathleen Behrens, Ph.D. to the Company’s Board of Directors effective today.  The Company also announced that Company Director John Fara, Ph.D. has decided that he will not stand for re-election to the Board at the Company’s upcoming annual meeting.

Dr. Henney has been one of the leaders and founders of the U.S. biotechnology industry since 1980. He co-founded three publicly held U.S. biotechnology companies: Immunex Corporation in 1980, later acquired by Amgen; ICOS Corporation in 1990, later acquired by Eli Lilly and Company; and Dendreon Corporation in 1997. At each company, Dr. Henney was a member of the Board of Directors and held a variety of executive management positions. He was CEO and Chairman of Dendreon until 2005. Dr. Henney, a former academic immunologist, held the first Chair in Basic Immunology at the Fred Hutchinson Cancer Center in Seattle. He also held faculty positions at Johns Hopkins University and the University of Washington in the field of immunology and microbiology. Dr. Henney received his Ph.D. in experimental pathology and a D.Sc. for contributions to the field of immunology from the University of Birmingham. Henney is currently chairman of Oncothyreon [ONTY] and Vice-Chair of Cyclacel [CYCC] both NASDAQ listed companies. He advises several early stage companies in the Northwest and in Australia.

Dr. Behrens’ career spans the financial services and biotechnology sectors, as well as healthcare policy. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to early 2009 and she was Chair of PCAST’s Subcommittee on Personalized Medicine.  She has served as a public-market biotechnology securities analyst as well as venture capitalist focusing on healthcare, technology and related investments.  She was instrumental in the founding of several biotechnology companies including Protein Design Labs, Inc. and COR Therapeutics, Inc., and  more recently was a Director of Abgenix, Inc., which was acquired by Amgen in 2006.  She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a general partner and managing director.  Dr. Behrens continued in her capacity as a General Partner for selected venture funds for RS Investments from 1996 through today.  From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy (STEP) for the National Research Council, and from 1993 to 2000 she was a director, President, Chair and Past Chair of the National Venture Capital Association.  Dr. Behrens holds a Ph.D. in Microbiology from the University of California, Davis.

“We are very pleased to have experienced industry leaders of the stsature of Kathy and Chris join our Board of Directors.  Their insight and guidance will be invaluable to AVI as we continue to advance our promising RNA-based drugs,” said Leslie Hudson, Ph.D., President and Chief Executive Officer of AVI BioPharma. “The whole Board of AVI is sincerely grateful to John Fara for his long and dedicated service during the Company’s transformation from an antisense pioneer to a leading RNA therapeutics company.”

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based drugs utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action.  Unlike other RNA therapeutic approaches, AVI’s antisense technology has been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy as well as for the treatment of cardiovascular restenosis through our partner Global Therapeutics, a Cook Group Company. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as HCV or Dengue viruses.    For more information, visit www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.